                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           VORNADO OPERATING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                           VORNADO OPERATING COMPANY
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           VORNADO OPERATING COMPANY

                                   NOTICE OF
                                 ANNUAL MEETING
                                OF STOCKHOLDERS

                                      AND

                                PROXY STATEMENT

                                      1999

                           VORNADO OPERATING COMPANY
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 2, 1999

                            ------------------------

To our Stockholders:

     The Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), will be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663, on Wednesday, June 2, 1999, beginning at 9:00 a.m., local time, for the following purposes:

     (1) The election of two persons to the Board of Directors of the Company, each for a term of three years; and

     (2) The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Pursuant to the By-laws of the Company, the Board of Directors of the Company has fixed the close of business on April 19, 1999, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

     Your attention is called to the attached proxy statement. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

                                           By order of the Board of Directors,

                                           Larry Portal
                                           Assistant Secretary

                           VORNADO OPERATING COMPANY
                             PARK 80 WEST, PLAZA II
                         SADDLE BROOK, NEW JERSEY 07663

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 2, 1999

                            ------------------------

     The enclosed proxy is being solicited by the Board of Directors of Vornado Operating Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 2, 1999, beginning at 9:00 a.m., local time (the "Annual Meeting"). The proxy may be revoked by the stockholder at any time prior to its exercise at the Annual Meeting by executing and delivering to the Company at its principal office a written revocation or later dated proxy or by attending the Annual Meeting and voting in person. The cost of soliciting proxies will be borne by the Company. MacKenzie Partners, Inc. has been engaged by the Company to solicit proxies, at a fee not to exceed $5,000. In addition to solicitation by mail and by telephone calls, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse them for their expenses in so doing.

     Only stockholders of record at the close of business on April 19, 1999 are entitled to notice of and to vote at the Annual Meeting. There were on such date 4,068,310 shares of common stock, par value $.01 per share ("Common Stock"), of the Company outstanding, each entitled to one vote at the Annual Meeting.

     The principal executive office of the Company is located at Park 80 West, Plaza II, Saddle Brook, New Jersey 07663. The accompanying notice of annual meeting of stockholders, this proxy statement and the enclosed proxy will be mailed on or about May 10, 1999 to the Company's stockholders of record as of the close of business on April 19, 1999.

                                  THE COMPANY

     The Company was formed on October 30, 1997, as a wholly owned subsidiary of Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"). In order to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes, Vornado is required to focus principally on investments in real estate assets. Accordingly, Vornado is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. The Company was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investments in real estate assets. The Company is able to do so because it is taxable as a regular "C" corporation rather than a REIT. See "Certain Relationships and Related Transactions" below.

                             ELECTION OF DIRECTORS

DIRECTORS STANDING FOR ELECTION

     The Company's Board of Directors currently has six members. The Company's restated certificate of incorporation (the "Charter") provides that the directors of the Company will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board of Directors. The term of office of Class I directors will expire at the annual meeting of stockholders in 1999, the term of office of Class II directors will expire at the annual meeting of stockholders in 2000 and the term of office of Class III directors will expire at the annual meeting of stockholders in 2001, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.

     Unless otherwise directed in the proxy, the person named in the enclosed proxy, or his substitute, will vote such proxy for the election of the two nominees listed below as directors for a three-year term and until their respective successors are duly elected and qualify. If any nominee at the time of election is unavailable to serve, a contingency not presently anticipated, it is intended that the person named in the proxy, or his substitute, will vote for an alternate nominee who will be designated by the Board. Proxies may be voted only for the nominees named or such alternates.

     Under the By-laws, the affirmative vote of a plurality of all the votes cast at the Annual Meeting, assuming a quorum is present, is sufficient to elect a director. Under Delaware law, proxies marked "withhold authority" will be counted for the purpose of determining the presence of a quorum but such proxies and failures to vote will not be counted as votes cast in the election of directors and thus will have no effect on the result of the vote.

                                                      PRINCIPAL OCCUPATION          YEAR TERM   YEAR FIRST
                                                      AND PRESENT POSITION            WILL       APPOINTED
                 NAME                    AGE            WITH THE COMPANY             EXPIRE     AS DIRECTOR
                 ----                    ---          --------------------          ---------   -----------
NOMINEES FOR ELECTION TO SERVE AS
DIRECTORS UNTIL THE ANNUAL MEETING IN
2002

Douglas H. Dittrick(2).................  65    President and Chief Executive          1999         1998
                                               Officer of Douglas Communications
                                               Corporation II

Richard West(2)(3).....................  61    Dean Emeritus, Leonard N. Stern        1999         1998
                                               School of Business, New York
                                               University
PRESENT DIRECTORS ELECTED TO SERVE
UNTIL THE ANNUAL MEETING IN 2000

Martin Rosen(3)........................  57    President of United Yarn Products      2000         1998
                                               Co., Inc.

Russell B. Wight, Jr.(1)...............  59    A general partner of Interstate        2000         1998
                                               Properties ("Interstate")
PRESENT DIRECTORS ELECTED TO SERVE
UNTIL THE ANNUAL MEETING IN 2001

Steven Roth(1).........................  57    Chairman of the Board and Chief        2001         1998
                                               Executive Officer of the Company;
                                               Managing General Partner of
                                               Interstate

Michael D. Fascitelli(1)...............  42    President of the Company               2001         1998

---------------
(1) Member of the Executive Committee of the Board of the Company.

(2) Member of the Audit Committee of the Board of the Company.

(3) Member of the Compensation Committee of the Board of the Company.

     Mr. Dittrick has been the President and Chief Executive Officer of Douglas Communications Corporation II (cable television) since July 1986. Prior to July 1986, Mr. Dittrick was the President and Chief Executive Officer of Tribune Cable Communications, a cable television subsidiary of Tribune Company which was sold in 1986. Mr. Dittrick is Chairman of the Board of Trustees of Ohio Wesleyan University, immediate past President of Phi Gamma Delta, an international college fraternity, and the Chairman of the Board of Trustees of Valley Hospital. Mr. Dittrick is also a director of Fleet Bank, N.A. and Zeta Consumer Products Corp.

     Mr. West is Dean Emeritus of the Leonard N. Stern School of Business, New York University. He was a professor there from September 1984 until September 1995. Prior thereto, Mr. West was Dean of the Amos Tuck School of Business Administration at Dartmouth College. Mr. West is also a director or a trustee of Vornado, Alexander's, Inc. ("Alexander's"), Bowne & Co., Inc., and various investment companies managed by Merrill Lynch Asset Management, Inc., or Hotchkis & Wiley, both affiliates of Merrill Lynch & Co.

     Mr. Rosen has been the President of United Yarn Products Co., Inc. (a manufacturer of synthetic fiber) since 1970. Mr. Rosen is a former director of First National Bank of North Jersey, and a former director of First Fidelity North, N.A. Mr. Rosen is a board member and past president of the YM-YWHA of North Jersey, a board member of the Daughters of Miriam Home for the Aged Foundation, and is Chairman of the Counsel for the Arts at Massachusetts Institute of Technology.

     Mr. Wight has been a general partner of Interstate Properties ("Interstate") since 1968. Mr. Wight is also a director of Alexander's and a trustee or director of Vornado and Insituform Technologies, Inc.

     Mr. Roth is Chairman of the Board and Chief Executive Officer of the Company. Mr. Roth has been Chairman of the Board and Chief Executive Officer of Vornado since May 1989 and Chairman of the Executive Committee of the Board of Vornado since April 1980. Since 1968, he has been a general partner of Interstate and more recently, Managing General Partner. On March 2, 1995, he became Chief Executive Officer of Alexander's. Mr. Roth is also a director of Alexander's and of Capital Trust, Inc.

     Mr. Fascitelli is President of the Company. Mr. Fascitelli has been President and a trustee of Vornado, and a Director of Alexander's, since December 2, 1996. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior to 1992.

     The Company is not aware of any family relationships between any directors or executive officers of the Company. Messrs. Roth and Wight are affiliated with each other as general partners of Interstate and in other businesses.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has an Executive Committee, an Audit Committee and a Compensation Committee.

  Executive Committee

     The Executive Committee possesses and may exercise all the authority and powers of the Board in the management of the business and affairs of the Company, except those reserved to the Board by the Delaware General Corporation Law. The Executive Committee consists of three members, Messrs. Roth, Fascitelli and Wight. Mr. Roth is Chairman of the Executive Committee. For the two months ending December 31, 1998 that the Company was active the Executive Committee held no meetings.

  Audit Committee

     The Audit Committee's functions include reviewing annual and quarterly reports and proxy statements sent to stockholders and filed with the Securities and Exchange Commission (the "Commission"), recommending to the Board the engaging of the independent auditors, reviewing with the independent auditors the plan and results of the auditors' engagement and other matters of interest to the Audit Committee, including the effectiveness of the Company's internal controls and the results of its operations. The Audit Committee consists of two members, Messrs. West and Dittrick. Mr. West is the Chairman of the Audit Committee. For the two months ending December 31, 1998 that the Company was active the Audit Committee held no meetings.

  Compensation Committee

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the 1998 Omnibus Stock Plan of Vornado Operating Company (the "Omnibus Stock Plan"). The Committee consists of two members, Messrs. West and Rosen. Mr. West is the Chairman of the Compensation Committee. For the two months ending December 31, 1998 that the Company was active the Compensation Committee held no meetings, but took action by unanimous written consent one time.

     For the two months ending December 31, 1998 that the Company was active the Board met twice. Each director attended all of the meetings of the Board and committees on which he served during 1998.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing the terms of the compensation of the executive officers and the granting of awards under the Company's Omnibus Stock Plan.

     The Company was recently formed. None of the Company's executive officers has received compensation from or on behalf of the Company since its formation except that in connection with the formation of the Company, options and Stock Appreciation Rights ("SARs") were granted to Vornado employees who held Vornado options, including executive officers of the Company. Although the Company currently has no employment agreements with any person and does not currently pay a salary or other compensation to any executive officer for his services in such capacity, the Company expects that it will pay salaries and other compensation to its executive officers when it begins conducting business operations material enough to warrant such compensation.

     The factors and criteria which the Compensation Committee expects to utilize in establishing the compensation of the Company's executive officers (including Mr. Roth) include an evaluation of the Company's overall financial and business performance, the officer's overall leadership and management and contributions by the officer to the Company's acquisitions or investments. The Compensation Committee also expects to consider the compensation provided in the prior year and estimates of compensation to be provided by similar companies in the current year. The primary objective of the Compensation Committee in establishing the terms of the executive officers' compensation will be to provide strong financial incentives for the executive officers to maximize stockholder value. The Compensation Committee believes that the best way to accomplish this objective is to grant substantial stock options on a fixed share basis without adjusting the number of shares granted to offset changes in the Company's stock price.

     Section 162(m) of the Internal Revenue Code, which was adopted in 1993, provides that, in general, publicly traded companies may not deduct, in any taxable year, compensation in excess of $1,000,000 paid to the company's chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year which is not "performance based", as defined in
Section 162(m). Options granted under the Omnibus Stock Plan to date satisfy the performance based requirements under the final regulations issued with respect to Section 162(m).

                                          Richard West
                                          Martin N. Rosen

                               PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock with the performance of the Russell 2000 Index and NASDAQ Industrial Index (a peer group index) for the period from October 16, 1998 (the initial day of trading of the Common Stock on the American Stock Exchange) through the end of 1998. The graph assumes that $100 was invested on October 16, 1998 in the Company's Common Stock, the Russell 2000 Index and the peer group index, and that all dividends were reinvested. As the Company has only a limited operating history, the Company believes that the information provided below has limited relevance to an assessment of the Company's compensation policies or strategy.

                                                    VORNADO OPERATING
                                                         COMPANY               RUSSELL 2000 INDEX        NASDAQ INDUSTRIAL INDEX
                                                    -----------------          ------------------        -----------------------
10/16/98                                                 100.00                      100.00                      100.00
12/31/98                                                 101.00                      123.00                      131.00

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by (i) each person who holds more than a 5% interest in the Company, (ii) directors of the Company, (iii) executive officers of the Company, and (iv) the directors and executive officers of the Company as a group. In addition, unless otherwise noted, the address of all such persons is c/o Vornado Operating Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663.

                                                              NUMBER OF SHARES OF
                                                                 COMMON STOCK
                                                                 BENEFICIALLY        PERCENT OF ALL
                  NAME OF BENEFICIAL OWNER                         OWNED(1)           SHARES(1)(2)
                  ------------------------                    -------------------    --------------
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Steven Roth(3)(4)...........................................        279,278                6.9
Michael D. Fascitelli.......................................         45,977                1.1
Russell B. Wight, Jr.(3)(5).................................        227,623                5.6
Douglas H. Dittrick.........................................          2,000                  *
Richard West(6).............................................          1,050                  *
Martin N. Rosen.............................................              0                  *
Joseph Macnow...............................................          3,750                  *
Irwin Goldberg..............................................            100                  *
All executive officers and directors as a group (8
  persons)..................................................        357,645                8.8
OTHER BENEFICIAL OWNERS
David Mandelbaum(3).........................................        216,082                5.3
Interstate(3)...............................................        200,133                4.9
Cohen & Steers Capital Management, Inc.(7)..................        422,710               11.3
Gotham Partners, L.P., Gotham Partners III, L.P., Gotham
  International Advisors, L.L.C.(8).........................        356,925                8.8

---------------
 *  Less than 1%.

(1) Unless otherwise indicated, each person is the direct owner of and has sole voting power and sole investment power with respect to such Common Stock. Numbers and percentages in the table are based on the number of shares of Common Stock outstanding as of April 19, 1999.

(2) The total number of shares outstanding used in calculating this percentage assumes that all shares that each person has the right to acquire within 60 days pursuant to the exercise of options or upon the exchange of Units for shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

(3) Interstate, a partnership of which Messrs. Roth, Wight and Mandelbaum are the general partners, owns 200,133 shares of Common Stock and also owns a 9.9% limited partnership interest in Vornado Operating L.P., a Delaware limited partnership ("Company LP"). At any time after October 16, 1999, Interstate will have the right to have its limited partnership interest in Company L.P. redeemed by Company L.P. either (a) for cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or (b) for 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution provisions. Although shares of Common Stock that are owned by Interstate are reflected in the numbers and percentages set forth in this table for Interstate and for each of Messrs. Roth, Wight and Mandelbaum (who share voting and investment power with respect thereto), neither Interstate's 9.9% limited partnership interest in Company L.P. nor the shares for which that interest may be redeemed are reflected in such numbers or percentages. If the shares for which such interest may be redeemed were reflected in such numbers and percentages, the percentages to be owned would increase to 16.1%, 14.9%, 14.7% and 14.3% for Messrs. Roth, Wight and Mandelbaum and Interstate, respectively.

(4) Includes 1,720 shares owned by the Daryl and Steven Roth Foundation, over which Mr. Roth holds sole voting power and investment power. Does not include 1,800 shares owned by Mr. Roth's wife, as to which Mr. Roth disclaims any beneficial interest.

(5) Includes 4,690 shares owned by the Wight Foundation, over which Mr. Wight holds sole voting power and investment power.

(6) Mr. West and his wife own 150 shares jointly. Mr. West holds 900 shares in self-directed Keogh accounts.

(7) Based on Schedule 13G dated February 8, 1999, Cohen & Steers Capital Management, Inc. has the sole power to vote or to direct the vote of 371,015 shares and has the sole power to dispose or to direct the disposition of 422,710 shares. The address of this beneficial owner is 757 Third Avenue, New York, New York 10017.

(8) Based on Schedule 13G dated December 31, 1998, Gotham Partners, L.P., Gotham Partners III, L.P. and Gotham International Advisors, L.L.C. has the sole power to vote or to direct the vote of, and the sole power to dispose or to direct the disposition of, 229,075 shares, 4,135 shares and 123,715 shares, respectively. The address of Gotham Partners, L.P. and Gotham Partners III, L.P. is 110 East 42nd Street, 18th Floor, New York, New York 10017. The address of Gotham International Advisors, L.L.C. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, 2nd Floor, P.0. Box 896, George Town, Grand Cayman, Cayman Islands, British West Indies.

                             EXECUTIVE COMPENSATION

     The Company was recently formed. None of the Company's executive officers has received compensation from or on behalf of the Company since its formation. Although the Company currently has no employment agreements with any person and does not currently pay a salary or other compensation to any executive officer for his services in such capacity (except that options or SARs have been granted to executive officers), the Company expects that it will pay salaries and other compensation to its executive officers when it begins conducting business operations material enough to warrant such compensation.

     The following table lists all grants of share options or SARs to the Company's named executive officers made during 1998 and their potential realizable values, assuming annualized rates of share price appreciation of 5% and 10% over the term of the grant. All of such grants were made in 1998. The Company has not, to date, granted any performance shares or restricted stock under the Omnibus Stock Plan.

                        OPTION/SAR GRANTS IN FISCAL 1998

                               INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE VALUE AT
                       ---------------------------------                                ASSUMED ANNUAL RATES OF
                       NUMBER OF SHARES     % OF TOTAL     EXERCISE                   STOCK PRICE APPRECIATION FOR
                          UNDERLYING       OPTIONS/SARS     OR BASE                        OPTION/SAR TERM(2)
                         OPTIONS/SARS        GRANTED       PRICE PER   EXPIRATION    ------------------------------
NAME                       GRANTED        IN FISCAL 1998   SHARE(1)       DATE            5%              10%
----                   ----------------   --------------   ---------   ----------    ------------    --------------
Steven Roth..........      205,000             36.8%         $5.54     10/9/2008       $714,236        $1,810,013
Michael D.
  Fascitelli.........      200,000             35.9%         $5.54     10/9/2008       $696,400        $1,764,814
Joseph Macnow........       20,000              3.6%         $5.54     10/9/2008       $ 69,640        $  176,481
Irwin Goldberg.......        3,000              0.5%         $5.54     10/9/2008       $ 10,446        $   26,472

---------------
(1) The exercise or base price per share is equal to the book value per share as of October 9, 1998 (the date of grant), which the Company's Board of Directors has determined represents the fair market value as of the date of grant.

(2) Potential Realizable Value is based on the assumed annual growth rates for the market value of the Common Stock shown over their ten-year term (assuming the per share market value as of the date of grant equals the book value per share after giving effect to the Interstate Exchange). For example, a 5% growth rate, compounded annually, results in a stock price of $9.02 per share and a 10% growth rate, compounded annually, results in a stock price of $14.36 per share. These Potential Realizable Values are listed to comply with the regulations of the Commission, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on stock option and SAR exercises are dependent on the future performance of the Common Stock.

     The following table summarizes all exercises of options and SARs during 1998, and the options and SARs held at December 31, 1998, by the Covered Executives.

 AGGREGATED OPTION AND SAR EXERCISES IN 1998 AND YEAR END OPTION AND SAR VALUES

                                                         NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                            OPTIONS/SARS AT        IN-THE-MONEY OPTIONS/
                                  SHARES                       12/31/98              SARS AT 12/31/98
                                ACQUIRED ON    VALUE         EXERCISABLE/              EXERCISABLE/
NAME                             EXERCISE     REALIZED       UNEXERCISABLE             UNEXERCISABLE
----                            -----------   --------   ---------------------     ---------------------
Steven Roth...................        --      $     --         0/205,000                $0/517,112
Michael D. Fascitelli.........        --            --         0/200,000                 0/504,500
Joseph Macnow.................        --            --          0/20,000                  0/50,450
Irwin Goldberg................        --            --           0/3,000                   0/7,567

COMPENSATION OF DIRECTORS

     Messrs. Roth, Fascitelli and Wight each receive from the Company compensation at a rate of $25,000 per year for serving as a director of the Company and Messrs. West, Dittrick and Rosen each receive from the Company compensation at a rate of $50,000 per year for serving as a director of the Company. Each of Messrs. Dittrick, Rosen, West and Wight was granted options to purchase 15,000 shares of Common Stock at an exercise price of $5.54 per share. These options expire on October 9, 2008. For information about the grants of options or SARs to Messrs. Roth and Fascitelli, see "Executive Compensation" on the preceding page.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  General

     On October 16, 1998 Vornado Realty L.P. (the "Operating Partnership"), a subsidiary of Vornado Realty Trust together with its consolidated subsidiaries ("Vornado"), made a distribution (the "Distribution") of one share of common stock, par value $.01 per share (the "Common Stock"), of the Company for 20 units of limited partnership interest of the Operating Partnership (including the units owned by Vornado) held of record as of the close of business on October 9, 1998 (the "Record Date"), and Vornado in turn made a distribution of the Common Stock it received to the holders of its common shares of beneficial interest. While no Common Stock was distributed in respect of Vornado's $3.25 Series A Convertible Preferred Shares, Vornado adjusted the conversion price to take into account the Distribution.

     The Company was formed on October 30, 1997, as a wholly owned subsidiary of Vornado. In order to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes, Vornado is required to focus principally on investments in real estate assets. Accordingly, Vornado is prevented from owning certain assets and conducting certain activities that would be inconsistent with its status as a REIT. The Company was formed to own assets that Vornado could not itself own and conduct activities that Vornado could not itself conduct. The Company is intended to function principally as an operating company, in contrast to Vornado's principal focus on investments in real estate assets. The Company is able to do so because it is taxable as a regular "C" corporation rather than a REIT.

     The Company will seek to become the operator of businesses conducted at properties it leases from Vornado, as contemplated by the Intercompany Agreement between the Company and Vornado, as described under "-- The Intercompany Agreement" below. The Company expects to rely exclusively on Vornado to identify business opportunities and currently expects that those opportunities will relate in some manner to Vornado and its real estate investments rather than to unrelated businesses.

  Capital Contribution and Revolving Credit Agreement

     As part of its formation, the Company obtained a $75 million unsecured five-year revolving credit facility from Vornado. Borrowings under the Revolving Credit Agreement bear interest at a floating rate per annum equal to LIBOR plus 3%. Commencing January 1, 1999 the Company pays Vornado a commitment fee equal to 1% per annum on the average daily unused portion of the facility. Amounts may be borrowed under the

Revolving Credit Agreement, repaid and reborrowed from time to time on a revolving basis (so long as the principal amount outstanding at any time does not exceed $75 million). Only interest and commitment fees are payable under the Revolving Credit Agreement until it expires. The Revolving Credit Agreement prohibits the Company from incurring indebtedness to third parties (other than certain purchase money debt and certain other exceptions) and prohibits the Company from paying dividends.

  Intercompany Agreement

     The Company and Vornado have entered into the Intercompany Agreement pursuant to which, among other things, (a) Vornado will under certain circumstances offer the Company an opportunity to become the lessee of certain real property owned now or in the future by Vornado (under mutually satisfactory lease terms) and (b) the Company will not make any real estate investment or other REIT-Qualified Investment unless it first offers Vornado the opportunity to make such investment and Vornado has rejected that opportunity.

     More specifically, the Intercompany Agreement requires, subject to certain terms, that Vornado provide the Company with an opportunity (a "Tenant Opportunity") to become the lessee of any real property owned now or in the future by Vornado if Vornado determines in its sole discretion that, consistent with Vornado's status as a REIT, it is required to enter into a "master" lease arrangement with respect to such property and that the Company is qualified to act as lessee thereof. In general, a master lease arrangement is an arrangement pursuant to which an entire property or project (or a group of related properties or projects) are leased to a single lessee. Under the Intercompany Agreement, the Company and Vornado will negotiate with each other on an exclusive basis for 30 days regarding the terms and conditions of the lease in respect of each Tenant Opportunity. If a mutually satisfactory agreement cannot be reached within the 30-day period, Vornado may for a period of one year thereafter enter into a binding agreement with respect to such Tenant Opportunity with any third party on terms no more favorable to the third party than the terms last offered to the Company. If Vornado does not enter into a binding agreement with respect to such Tenant Opportunity within such one-year period, Vornado must again offer the Tenant Opportunity to the Company in accordance with the procedures specified above prior to offering such Tenant Opportunity to any other party.

     In addition, the Intercompany Agreement prohibits the Company from making
(i) any investment in real estate (including the provision of services related to real estate, real estate mortgages, real estate derivatives or entities that invest in the foregoing) or (ii) any other REIT-Qualified Investment, unless it has provided written notice to Vornado of the material terms and conditions of the investment opportunity and Vornado has determined not to pursue such investment either by providing written notice to the Company rejecting the opportunity within 10 days from the date of receipt of notice of the opportunity or by allowing such 10-day period to lapse. As used herein, "REIT-Qualified Investment" means an investment, at least 95% of the gross income from which would qualify under the 95% gross income test set forth in Section 856(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (or could be structured to so qualify), and the ownership of which would not cause Vornado to violate the asset limitations set forth in Section 856(c)(4) of the Code (or could be structured not to cause Vornado to violate the Section 856(c)(4) limitations); provided, however, that "REIT-Qualified Investment" does not include an investment in government securities, cash or cash items (as defined for purposes of Section 856(c)(4) of the Code), money market funds, certificates of deposit, commercial paper having a maturity of not more than 90 days, bankers' acceptances or the property transferred to the Company by the Operating Partnership. The Intercompany Agreement also requires the Company to assist Vornado in structuring and consummating any such investment which Vornado elects to pursue, on terms determined by Vornado. In addition, the Company has agreed to notify Vornado of, and make available to, Vornado investment opportunities developed by the Company or of which the Company becomes aware but is unable or unwilling to pursue.

     Under the Intercompany Agreement, Vornado has agreed to provide the Company with certain administrative, corporate, accounting, financial, insurance, legal, tax, data processing, human resources and operational services. For these services, the Company will compensate Vornado in an amount determined in good faith by Vornado as the amount an unaffiliated third party would charge the Company for comparable services and will reimburse Vornado for certain costs incurred and paid to third parties on behalf of the

Company. For the period from October 16, 1998 (commencement date) to December 31, 1998, approximately $50,000 of compensation for such services was charged pursuant to the Intercompany Agreement.

     Vornado and the Company each have the right to terminate the Intercompany Agreement if the other party is in material default of the Intercompany Agreement or upon 90 days written notice to the other party at any time after December 31, 2003. In addition, Vornado has the right to terminate the Intercompany Agreement upon a change in control of the Company.

     The Company restated certificate of incorporation (the "Charter") specifies that one of its corporate purposes is to perform the Intercompany Agreement and, for so long as the Intercompany Agreement remains in effect, prohibits the Company from making any real estate investment or other REIT-Qualified Investment without first offering the opportunity to Vornado in the manner specified in the Intercompany Agreement.

  The Company's Management

     Messrs. Roth, Fascitelli, West and Wight are directors of Vornado. Mr. Roth is also Chairman of the Board and Chief Executive Officer of Vornado, Mr. Fascitelli is also President of Vornado and certain members of the Company's senior management hold corresponding positions with Vornado.

  Vornado Operating L.P. and the Interstate Exchange

     The Company holds its assets and conducts its business through Vornado Operating L.P., a Delaware limited partnership ("Company L.P."). The Company is the sole general partner of, and as of December 31, 1998 owned a 90.1% partnership interest in, Company L.P. All references to the Company refer to Vornado Operating Company and its subsidiaries including the Company L.P.

     Interstate Properties, a New Jersey general partnership ("Interstate"), and its three partners -- Steven Roth (Chairman of the Board and Chief Executive Officer of Vornado and the Company), David Mandelbaum (a trustee of Vornado) and Russell B. Wight, Jr. (a trustee of Vornado and a director of the Company) -- beneficially owned, in the aggregate, 17.0% of the Company's Common Stock immediately after the Distribution (excluding shares underlying stock appreciation rights ("SARs") and options held by Messrs. Roth and Wight for this purpose). Under applicable provisions of the Code, Vornado will not continue to be treated as a REIT unless it satisfies, among other things, requirements relating to the sources of its gross income. Rents received or accrued by Vornado from the Company will not be treated as qualifying rent for purposes of these requirements if Vornado is treated, either directly or under the applicable attribution rules, as owning 10% or more of the Common Stock of the Company. Vornado will be treated as owning, under the applicable attribution rules, 10% or more of the Common Stock at any time that Interstate and its partners own, directly or under the applicable attribution rules, (a) Vornado shares with a value equal to 10% or more of the total value of Vornado's outstanding shares and (b) 10% or more of the Common Stock of the Company. Thus, in order to enable rents received or accrued by Vornado from the Company to be treated as qualifying rent for purposes of the REIT gross income requirements and to achieve certain other purposes, pursuant to the Exchange Agreement, dated as of October 16, 1998, between the Company and Interstate, (i) Interstate exchanged 447,017 shares of Common Stock for a 9.9% undivided interest in all of the Company's assets and (ii) Interstate and the Company contributed all of their interests in such assets to Company L.P. and in return Interstate received a 9.9% limited partnership interest and the Company received a 90.1% partnership interest therein. At any time after October 16, 1999, Interstate will have the right to have its limited partnership interest in Company L.P. redeemed by Company L.P. either (a) for cash in an amount equal to the fair market value, at the time of redemption, of 447,017 shares of Common Stock or (b) for 447,017 shares of Common Stock, in each case as selected by the Company and subject to customary anti-dilution adjustments. Interstate and its partners owned approximately 18.1% of the shares of Vornado as of March 31, 1999.

  Acquisition of Interest in Charles E. Smith Commercial Realty L.P.

     On December 31, 1998, the Company purchased from a subsidiary of Vornado approximately 1.7% of the outstanding partnership units of Charles E. Smith Commercial Realty L.P. ("CESCR"), a Delaware limited partnership that owns interests in and manages approximately 10.7 million square feet of office properties in

Crystal City, Arlington, Virginia, a suburb of Washington, D.C., and manages an additional 14.6 million square feet of office and other commercial properties in the Washington, D.C. area, for an aggregate purchase price of approximately $12.9 million, or $34 per unit (which is the price at which CESCR issued partnership units in October 1998 in connection with a significant "roll-up" transaction). The purchase price was funded out of the Company's working capital. In connection with this purchase, the Company was granted an option to require Vornado to repurchase all of the CESCR units at the price at which the Company purchased the CESCR units from Vornado, plus a cumulative return on such amount at a rate of 10% per annum. This option may be exercised at any time prior to December 31, 1999. On March 4, 1999, the Company exercised such option and Vornado reacquired the CESCR units from the Company for $13.2 million.

  The Cold Storage Companies

     On October 31, 1997, partnerships (the "Vornado/Crescent Partnerships") in which Vornado has a 60% interest and Crescent Real Estate Equities Company ("Crescent") has a 40% interest acquired each of Americold Corporation ("Americold") and URS Logistics, Inc. ("URS"). In June 1998, Vornado/Crescent Partnerships acquired the assets of Freezer Services, Inc. and in July 1998 acquired the Carmar Group (Americold, URS, Freezer Services, Inc. and the Carmar Group, collectively, the "Cold Storage Companies").

     On March 12, 1999, the Company and Crescent Operating Inc. ("Crescent Operating") formed a new partnership that has purchased all of the non-real estate assets of the Cold Storage Companies which do business under the name "AmeriCold Logistics" encompassing the operations of the cold storage business for approximately $48 million from the Vornado/Crescent Partnerships. The new partnership leases 88 cold storage warehouses used in this business from the Vornado/Crescent Partnerships, which continue to own the real estate. In addition to the leased warehouses, AmeriCold Logistics manages 13 additional warehouses.

     To fund its share of the purchase price, the Company utilized $4.6 million of cash and borrowed $18.6 million under its revolving credit facility with Vornado. Further, the Company will pay $6 million to close the warehousing operation of one of the leased facilities.

     The purchase price of the cold storage operating assets was proposed by the partnership of Vornado and Crescent (the Sellers). The Board of Directors of both the Company and Crescent Operating reviewed and approved the transaction after concluding that the price was fair market value at the time of the transaction.

     The acquired business has 5,500 employees and operates 101 warehouse facilities nationwide with an aggregate of approximately 530 million cubic feet of refrigerated, frozen and dry storage space under the name AmeriCold Logistics. AmeriCold Logistics has its headquarters in Atlanta, Georgia. AmeriCold Logistics provides the frozen food industry with refrigerated warehousing and transportation management services. Refrigerated warehouses are comprised of production and distribution facilities. Production facilities typically serve one or a small number of customers, generally food processors, located nearby. These customers store large quantities of processed or partially processed products in the facility until they are shipped to the next stage of production or distribution. Distribution facilities primarily warehouse a wide variety of customers' finished products until future shipment to end-users. Each distribution facility primarily services the surrounding regional market. AmeriCold Logistics offers transportation management services including freight routing, dispatching, freight rate negotiation, backhaul coordination and distribution channel assessment. AmeriCold Logistics temperature-controlled logistics expertise and access to both frozen food warehouses and distribution channels enable its customers to respond quickly and efficiently to time-sensitive orders from distributors and retailers.

     AmeriCold Logistics customers consist primarily of national, regional and local frozen food manufacturers, distributors, retailers and food service organizations including Con-Agra, Inc., Tyson Foods, H.J. Heinz & Co., McCain Foods, Pillsbury, Sara Lee, Philip Morris, J.R. Simplot, Farmland Industries and Unilever.

     Leases for the cold storage warehouse properties

     AmeriCold Logistics entered into six leases covering the warehouses used in this business. The leases have a 15-year term with two-five year renewal options and provide for the payment of fixed base rent and percentage rent based on revenues AmeriCold receives from its customers. Fixed rent is approximately $123 million per annum through 2003, $126 million per annum from 2004 through 2008 and $130 million per annum from 2009 through 2014. Percentage rent for each lease is based on a specified percentage of revenues in excess of a specified base amount. The aggregate base revenue amount under five of the six leases is approximately $321 million, and the weighted average percentage rate is 36.5% for the initial five-year period, 39.1% for the period from 2004 through 2008 and 40.7% for the period from 2009 through February 28, 2014. The aggregate base revenue amount under the sixth lease is approximately $32 million, and the percentage rate is 24% for the initial two-year period, 37.5% for the period from 2002 through 2006, 40% from 2007 through 2011 and 41% from 2012 through February 28, 2014. Fixed base rent and percentage rent for the initial year are projected to be approximately $151,000,000.

     AmeriCold Logistics has the right to defer the payment of 15% of fixed rent and all percentage rent for up to three years beginning on March 12, 1999 to the extent that available cash, as defined in the leases, is insufficient to pay such rent.

     The fixed rent for each of the two five-year renewal options is equal to the greater of the then fair market value rent and the fixed rent for the immediately preceding lease year plus 5%.

     AmeriCold Logistics is required to pay all costs arising from the operation, maintenance and repair of the properties, including all real estate taxes and assessments, utility charges, permit fees and insurance premiums, as well as property capital expenditures in excess of $5,000,000 annually.

     Terms of the new partnership

     Vornado is the day-to-day liaison to the management of AmeriCold Logistics. The new partnership will pay Vornado an annual fee of $487,000, which is based on the cold storage operating assets acquired by the new partnership on March 12, 1999. The fee increases by an amount equal to 1% of the cost of new acquisitions, including transaction costs. The new partnership will provide financial statement preparation, tax and similar services to the Vornado/Crescent real estate partnership (the lessor of the Cold Storage warehouse properties) for an annual fee of $250,000 increasing 2% each year.

                      INFORMATION RESPECTING THE COMPANY'S
                              INDEPENDENT AUDITORS

     The Board has retained Deloitte & Touche LLP to act as independent auditors for the fiscal year ending December 31, 1999. The firm of Deloitte & Touche LLP was engaged as independent auditors for the 1998 fiscal year and representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                 ADDITIONAL MATTERS TO COME BEFORE THE MEETING

     The Board does not intend to present any other matter, nor does it have any information that any other matter will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote said proxy in accordance with his discretion on such matters.

                   ADVANCE NOTICE FOR STOCKHOLDER NOMINATIONS
                         AND PROPOSALS OF NEW BUSINESS

     The By-laws of the Company generally require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at a meeting of stockholders to be delivered to the Secretary of the Company not less than 60 nor more than

90 days prior to the date of the meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

     Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2000 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's By-laws. To be eligible for inclusion, stockholder proposals must be received at the principal executive office of the Company, Park 80 West, Plaza II, Saddle Brook, New Jersey 07663, Attention: Secretary, not later than 60 days before the date of the annual meeting of stockholders in 2000; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days before the date of the meeting, such advance notice must be given not more than ten days after that date is first so announced or disclosed.

                                          By order of the Board of Directors,

                                          Larry Portal
                                          Assistant Secretary

May 10, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                           VORNADO OPERATING COMPANY

                                     PROXY

    The undersigned, revoking all prior proxies, hereby appoints Steven Roth proxy, with full power of substitution, to attend, and to cast all votes which the undersigned stockholder is entitled to cast at the Annual Meeting of Stockholders of Vornado Operating Company, a Delaware corporation (the "Company"), to be held at the Marriott Hotel, Interstate 80 and the Garden State Parkway, Saddle Brook, New Jersey 07663 on Wednesday, June 2, 1999 at 9:00 A.M., local time, upon any and all business as may properly come before the meeting and all postponements or adjournments thereof. Said proxy is authorized to vote as directed on the reverse side hereof upon the proposals which are more fully set forth in the Proxy Statement and otherwise in his discretion upon such other business as may properly come before the meeting and all postponements or adjournments thereof, all as more fully set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged.

    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND OTHERWISE IN THE DISCRETION OF THE PROXY.

                (Continued and to be Executed, on Reverse side)

                          (Continued from other side)

1.   ELECTION OF DIRECTORS:
     The Board of Directors recommends a Vote "FOR" Election of the nominees for Directors listed below.
     [ ]  FOR all nominees listed below
     Nominees:  Richard West
     Douglas H. Dittrick
     (each for a term ending at the Annual Meeting of
     Stockholders in 2002)
     [ ]  WITHHOLD AUTHORITY to vote for all nominees
     To withhold authority to vote for any individual nominee,
     write that nominee's name in the space provided below.
     ------------------------------------------------------------

                                                [ ]  Address Change and/or
                                                Comments
                                                Please date and sign as your
                                                name or names appear hereon.
                                                Each joint owner must sign.
                                                (Officers, Executors,
                                                Administrators, Trustees, etc.,
                                                will kindly so indicate when
                                                signing.)

                                                Dated

       ------------------------------------------------------------------------,
                                                1999

                                                --------------------------------
                                                  Signature(s) of Stockholder(s)

                                                VOTES MUST BE INDICATED (X) IN
                                                BLACK OR BLUE INK. [X]

    PLEASE VOTE, DATE AND SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.